Exhibit 99.1

Fabrinet Announces Fourth Quarter and Fiscal Year 2012 Financial Results

BANGKOK, Thailand – August 20, 2012 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the fourth quarter and fiscal year ended June 29, 2012.

Fabrinet reported total revenue of $142.8 million for the fourth quarter of fiscal 2012, a decrease of 25% compared to total revenue of $190.3 million for the comparable period in fiscal 2011. GAAP net income in the fourth quarter of fiscal 2012 was $7.5 million, or $0.22 per diluted share, a decrease of 55% compared to GAAP net income of $16.7 million, or $0.48 per diluted share, in the fourth quarter of fiscal 2011. Non-GAAP net income in the fourth quarter of fiscal 2012 was $10.7 million, or $0.31 per diluted share, a decrease of 39% compared to non-GAAP net income of $17.5 million, or $0.50 per diluted share, in the fourth quarter of fiscal 2011.

For fiscal year 2012, Fabrinet reported total revenue of $564.7 million, a decrease of 24% compared to total revenue of $743.6 million for fiscal year 2011. For fiscal 2012, Fabrinet reported GAAP net loss of $(56.5) million, or $(1.64) per diluted share, compared to GAAP net income of $64.3 million, or $1.87 per diluted share for fiscal 2011. Non-GAAP net income in fiscal 2012 was $43.4 million, or $1.25 per diluted share, a decrease of 37% compared to non-GAAP net income of $68.8 million, or $1.99 per share, in fiscal 2011.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “We are pleased to report that our recovery from the flooding in Thailand is complete. Despite the challenges of fiscal 2012, we have re-established our production capabilities to pre-flood levels, completed construction on a new manufacturing facility, and won new business from both new and existing customers. We enter fiscal 2013 well positioned for a return to growth and remain confident in our ability to deliver profitable results.”

Additionally, Fabrinet announced that its Board of Directors has appointed Dr. Homa Bahrami to the Board, as well as to the nominating and corporate governance committee of the Board.

Dr. Bahrami, 57, is a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a Board Member of the Center for Teaching Excellence at the Haas School of Business, where she has served on the faculty since 1986. She received a B.A. degree with honors in Sociology & Social Administration from Hull University and an M.Sc. in Industrial Administration and a Ph.D. in Organizational Behavior from Aston University in the United Kingdom. She was a member of the board of directors of FormFactor, Inc. from 2004 through 2010 and has been a member of the board of directors of FEI Company since February 2012.

“We are very excited that Homa will be joining Fabrinet’s Board of Directors,” said Tom Mitchell. “She has a sharp business acumen and will provide valuable insight and perspective to the Board.”

Business Outlook

Based on information available as of August 20, 2012, Fabrinet is issuing guidance for the first quarter of fiscal 2013 as follows:

Fabrinet expects first quarter revenue to be in the range of $145 million to $149 million. GAAP net income per share is expected to be in the range of $0.28 to $0.30 with expected non-GAAP net income per share of $0.30 to $0.32, based on approximately 35.02 million fully diluted shares outstanding.

Conference Call Information

What:	Fabrinet Fourth Quarter and Fiscal Year 2012 Financial Results Call
When:	Monday, August 20, 2012
Time:	5:00 p.m. ET
Live Call:	(888) 357-3694, domestic
(253) 237-1137, international
Passcode 12297224
Replay:	(855) 859-2056, domestic
(404) 537-3406, international
Passcode 12297224
Webcast:	http://investor.fabrinet.com (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at http://investor.fabrinet.com. A recorded version of this webcast will be available approximately two hours after the call and will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

Safe Harbor

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations regarding our ability to deliver growth and profitable results in fiscal 2013 and all of the statements under the “Business Outlook” section relating to our forecasted operating results for the first quarter of fiscal year 2013. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and material processing markets; increased competition in the optical manufacturing services markets; difficulties in delivering products and services that compete effectively from a price and performance perspective; our reliance on a limited number of customers and suppliers; difficulties in accurately forecasting demand for our services; difficulties in managing our operating costs; difficulties in managing and operating our business across multiple countries (including in the U.S., Thailand and the People’s Republic of China) and other important factors as described in reports and documents we file from time to time with the Securities and Exchange Commission (SEC), including the factors described under the sections captioned “Risk Factors” in our quarterly report on Form 10-Q, filed on May 9, 2012 and our annual report on Form 10-K, filed on August 31, 2011. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company’s ongoing operational performance. Non-GAAP net income excludes stock-based compensation expenses, executive separation costs, in connection with our follow-on offering, expenses in relation to flood, and expenses related to reduction in workforce. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

SOURCE: Fabrinet

Investor Contact:

Abhi Kanitkar

ICR, Inc.

646-277-1237

ir@fabrinet.com

Fabrinet

Consolidated Balance Sheets

As of June 29, 2012 and June 24, 2011

(in thousands of U.S. dollars, except share data)	June 29, 2012	June 24, 2011
Assets
Current assets
Cash and cash equivalents	$115,507	$127,282
Trade accounts receivable, net	128,253	117,705
Inventories, net	103,223	106,467
Investment in leases	—	448
Deferred tax assets	4,088	1,308
Prepaid expenses	3,571	2,028
Other current assets	6,029	2,438

Total current assets	360,671	357,676

Non-current assets
Property, plant and equipment, net	97,923	75,410
Intangibles, net	380	892
Investment in leases	—	1,163
Deferred tax assets	1,764	1,953
Deposits and other non-current assets	624	681

Total non-current assets	100,691	80,099

Total assets	$461,362	$437,775

Liabilities and Shareholders’ Equity
Current liabilities
Long-term loans from banks, current portion	$9,668	$4,398
Trade accounts payable	86,000	92,563
Construction payable	2,222	2,475
Income tax payable	353	1,858
Deferred tax liability	1,405	1,056
Accrued payroll, profit sharing and related expenses	5,181	7,677
Accrued expenses	2,630	3,986
Other payables	6,601	3,796
Liabilities to third parties due to flood losses	61,198	—

Total current liabilities	175,258	117,809

Non-current liabilities
Long-term loans from banks, non-current portion	28,911	11,979
Severance liabilities	4,420	4,478
Other non-current liabilities	2,064	1,982

Total non-current liabilities	35,395	18,439

Total liabilities	210,653	136,248

Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of June 29, 2012 and June 24, 2011, respectively)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 34,470,829 shares and 34,207,579 shares issued and outstanding as of June 29, 2012 and June 24, 2011, respectively)	345	342
Additional paid-in capital	65,462	59,816
Retained earnings	184,902	241,369

Total shareholders’ equity	250,709	301,527

Total Liabilities and Shareholders’ Equity	$461,362	$437,775

Fabrinet

Consolidated Statements of Operations

For the three and twelve months ended June 29, 2012 and June 24, 2011

	Three Months Ended		Twelve Months Ended
(in thousands of U.S. dollars)	June 29, 2012	June 24, 2011	June 29, 2012	June 24, 2011
Revenues	$142,757	$190,348	$564,732	$743,570
Cost of revenues	(127,537)	(166,363)	(502,818)	(648,823)

Gross profit	15,220	23,985	61,914	94,747
Selling, general and administrative expenses	(4,923)	(6,512)	(23,466)	(24,806)
Expenses related to flooding	(1,398)	—	(97,286)	—
Expenses related to reduction in workforce	(1,978)	—	(1,978)	—

Operating income (loss)	6,921	17,473	(60,816)	69,941
Interest income	216	139	844	494
Interest expense	(221)	(75)	(427)	(357)
Foreign exchange gain (loss), net	255	(724)	1,569	(1,430)
Other income	182	136	395	216

Income (loss) before income taxes	7,353	16,949	(58,435)	68,864
Income tax benefit (expense)	104	(294)	1,968	(4,535)

Net income (loss)	$7,457	$16,655	$(56,467)	$64,329

Earnings (loss) per share
Basic	$0.22	$0.49	$(1.64)	$1.90
Diluted	$0.22	$0.48	$(1.64)	$1.87
Weighted average number of ordinary shares outstanding
(thousands of shares)
Basic	34,469	34,189	34,382 *	33,922
Diluted	34,624	34,595	34,382 *	34,407

*	In accordance with the antidilutive provisions of ASC 260-10-45, basic and dilutive shares are the same for twelve months ended June 29, 2012.

Fabrinet

Reconciliation of GAAP measures to non-GAAP measures

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended				Twelve Months Ended
	June 29, 2012	June 29, 2012	June 24, 2011	June 24, 2011	June 29, 2012	June 29, 2012	June 24, 2011	June 24, 2011
	Net income	Diluted EPS	Net income	Diluted EPS	Net loss	Diluted EPS	Net income	Diluted EPS
GAAP measures	7,457	0.22	16,655	0.48	(56,467)	(1.64)	64,329	1.87
Items reconciling GAAP net income (loss) & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	254	0.01	229	0.01	1,546	0.04	1,147	0.03

Total related to gross profit	254	0.01	229	0.01	1,546	0.04	1,147	0.03

Related to selling, general and administrative expenses:
Share-based compensation expenses	464	0.01	573	0.02	3,103	0.09	2,313	0.07
Executive separation cost	—	—	—	—	—	—	438	0.01
Follow-on offering expenses	—	—	—	—	—	—	617	0.02

Total related to selling, general and administrative expenses	464	0.01	573	0.02	3,103	0.09	3,368	0.10

Related to other expenses:
Expenses related to flooding	1,398	0.04	—	—	97,286	2.80	—	—
Expenses related to reduction in workforce	1,978	0.06	—	—	1,978	0.06	—	—

Total related to other expenses	3,376	0.10	—	—	99,264	2.85	—	—

Related to income tax (benefit) expense
Income tax (benefit) expense	(893)	(0.03)	—	—	(4,095)	(0.12)	—	—

Total related to income tax (benefit) expense	(893)	(0.03)	—	—	(4,095)	(0.12)	—	—

Total related to net income & EPS	3,201	0.09	802	0.02	99,818	2.87	4,515	0.13

Non-GAAP measures	10,658	0.31	17,457	0.50	43,351	1.25	68,844	1.99

Shares used in computing diluted net income per share
GAAP diluted shares		34,624		34,595		34,382		34,407
Non-GAAP diluted shares		34,748		34,743		34,769		34,556